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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: 3235-0104
                                                  Expires: DECEMBER 31, 2001
                                                  Estimated average burden
                                                  hours per response ......0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    SPECIAL VALUE BOND FUND, LLC              Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              PARTY CITY CORPORATION (PCTY)       (Month/Day/Year)
     (Last)     (First)     (Middle)          JANUARY 14, 2000           ----------------------------------     AUGUST 26, 1999(1)
11100 SANTA MONICA BOULEVARD, SUITE 210    ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security        Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
LOS ANGELES, CALIFORNIA 90025                 Person (Voluntary)               Director     X    10% Owner      applicable line)
--------------------------------------        95-4758920                 -----            -----                     Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)        X    Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities    3. Ownership Form:      4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned         Direct (D) or           Beneficial
                                                 (Instr. 4)                 Indirect (I)            Ownership (Instr. 5)
                                                                            (Instr. 5)
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(1) SEE THE DESCRIPTION UNDER THE HEADING "REASON FOR AMENDMENT" IN THE FORM 3 CONTINUATION SHEET ATTACHED HERETO.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                    SEC 1473 (3/99)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Date             3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of Indirect
   Security                 Exercisable and     Securities Underlying       Exercise           Form of          Beneficial Ownership
   (Instr. 4)               Expiration Date     Derivative Security         Price of           Derivative       (Instr. 5)
                            (Month/Day/         (Instr. 4)                  Derivative         Security:
                            Year)                                           Security           Direct
                                                                                               (D) or
                                                                                               Indirect (I)
                         ----------------------------------------------                        (Instr. 5)
                         Date      Expira-                   Amount or
                         Exercis-  tion      Title           Number
                         able      Date                      of Shares

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WARRANT                  8/16/99   8/16/06   COMMON STOCK,   3,096,000      $1.07               D
                                             PAR VALUE
                                             $.01 PER SHARE
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Explanation of Responses:                                           SPECIAL VALUE BOND FUND, LLC                    FEBRUARY 8, 2000
                                                                    BY: SVIM/MSM, LLC, ITS MANAGING MEMBER
See the description under the heading "Joint Filer Information"         BY: TENNENBAUM & CO., LLC, ITS MANAGING MEMBER
in the Form 3 Continuation Sheet attached hereto.                           By: /s/ MICHAEL E. TENNENBAUM
                                                                                ------------------------------------------
                                                                                Michael E. Tennenbaum, its Managing Member
                                                                    **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations. See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be
manually signed. If space provided is insufficient,                                                                      Page 2
See Instruction 6 for procedure.                                                                                     SEC 1473 (3/99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


REASON FOR AMENDMENT:

On January 14, 2000, Party City Corporation (the "Company") amended the Warrant identified in this Form 3 to provide that the exercise price thereof would be $1.07 per share.

JOINT FILER INFORMATION:

By reason of (i) SVIM/MSM, LLC's ("SVIM/MSM") position as managing member of SVBF, (ii) Special Value Investment Management, LLC's ("SVIM") position as investment advisor to SVBF, (iii) TCO's position as managing member of SVIM/MSM and SVIM and (iv) Michael Tennenbaum's position as managing member of TCO, each of SVIM/MSM, SVIM, TCO and Mr. Tennenbaum may be deemed to share the powers of voting and disposition of the securities described herein. See Joint Filer Information below.

FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                               SVIM/MSM, LLC

ADDRESS:                            11100 Santa Monica Boulevard, Suite 210
                                    Los Angeles, California 90025

DESIGNATED FILER:                   Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:             Party City Corporation (PCTY)

DATE OF EVENT REQUIRING STATEMENT:  February 8, 2000

SIGNATURE:                          SVIM/MSM, LLC
                                    By: Tennenbaum & Co., LLC,
                                        its Managing Member
                                        By:  /s/ Michael E. Tennenbaum
                                             ----------------------------------
                                             Michael E. Tennenbaum,
                                             its Managing Member

FORM 3 CONTINUATION SHEET



JOINT FILER INFORMATION

NAME:                               Special Value Investment Management, LLC

ADDRESS:                            11100 Santa Monica Boulevard, Suite 210
                                    Los Angeles, California 90025

DESIGNATED FILER:                   Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:             Party City Corporation (PCTY)

DATE OF EVENT REQUIRING STATEMENT:  February 8, 2000

SIGNATURE:                          SPECIAL VALUE INVESTMENT MANAGEMENT, LLC
                                    By: Tennenbaum & Co., LLC,
                                        its Managing Member
                                        By:  /s/ Michael E. Tennenbaum
                                             ----------------------------------
                                             Michael E. Tennenbaum,
                                             its Managing Member

FORM 3 CONTINUATION SHEET


JOINT FILER INFORMATION

NAME:                               Tennenbaum & Co., LLC

ADDRESS:                            11100 Santa Monica Boulevard, Suite 210
                                    Los Angeles, California 90025

DESIGNATED FILER:                   Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:             Party City Corporation (PCTY)

DATE OF EVENT REQUIRING STATEMENT:  February 8, 2000

SIGNATURE:                          TENNENBAUM & CO., LLC
                                    By:  /s/ Michael E. Tennenbaum
                                         --------------------------------------
                                         Michael E. Tennenbaum,
                                         its Managing Member

FORM 3 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:                               Michael E. Tennenbaum

ADDRESS:                            11100 Santa Monica Boulevard, Suite 210
                                    Los Angeles, California 90025

DESIGNATED FILER:                   Special Value Bond Fund, LLC

ISSUER & TICKER SYMBOL:             Party City Corporation (PCTY)

DATE OF EVENT REQUIRING STATEMENT:  February 8, 2000

SIGNATURE:                          /s/ Michael E. Tennenbaum
                                    -------------------------------------------
                                    Michael E. Tennenbaum